Exhibit 10.1

Execution Copy

CONSULTING, TRANSITION AND PROPRIETARY INFORMATION AGREEMENT

This Consulting, Transition and Proprietary Information Agreement (“Agreement”), dated March 16, 2017 (the “Separation Date”), is executed by and between McGrath RentCorp (the “Company”) and Dennis C. Kakures (“Consultant” or “Kakures”) with respect to the following facts:

RECITALS

Kakures was the Company’s Chief Executive Officer and President. In the course and scope of his employment with the Company, Kakures had access to confidential, proprietary and trade secret information belonging to the Company that he was and is prohibited from using or disclosing except in the course of duties for the Company and with express authorization from the Company.

The Separation Date is deemed to be the last day of Kakures’ employment with the Company. In recognition of Kakures’ many years of dedicated service and leadership to the Company, and to allow the Company the ability to continue to benefit from Kakures’ skills and abilities through the transition to new leadership and on an as-needed basis, the Company agrees to engage Kakures as a consultant to the Company on the terms set forth in this Agreement.

AGREEMENT

In consideration of the recitals listed above, and the mutual promises and conditions set forth in this Agreement and all benefits associated with Consultant’s work for the Company, the parties agree as follows:

1. Consulting Relationship. This Agreement and the consulting relationship provided in the Agreement became effective on the Separation Date.

a. Term. The term of the consulting relationship shall be for a period of eighteen (18) months from and inclusive of the Separation Date (the “Termination Date”), except that the Agreement may terminate earlier in the following manner.

(i) Termination Upon Notice. This Agreement may be terminated by the Company at any time, for any reason. Subject to Section 1.a.(ii) below, notwithstanding the termination of this Agreement by the Company, Kakures will continue to receive the payments and benefits in Section 2 below until the Termination Date; provided, however, the mutual release included in Section 11 of this Agreement must still be in full force and effect.

(ii) Termination upon Violation of Agreement. In the event that the Company determines that there has been a Material Breach of this Agreement by Consultant, and Consultant fails to cure the Material Breach within the thirty (30) calendar days as provided herein, the Company shall have the right to cease the consulting relationship, but Consultant will continue to receive any and all consideration due to him under Section 2 below until an arbitrator pursuant to the procedures set forth in Section 15 below determines that a Material Breach of this Agreement by Consultant and failure to so cure such Material Breach by Consultant occurred; provided, however all consideration payable by the Company to Consultant during the pendency of the arbitration process will be held in a trust account by the Rutter Law Group in favor of Consultant. Payments held in the trust account for Consultant’s benefit shall be released to (i) Consultant upon a finding by the arbitrator that no Material breach occurred and/or Consultant cured the Material Breach within the thirty (30) calendar days as set forth herein; or (ii) the Company upon a finding by the arbitrator that a Material breach occurred and Consultant failed to cure the Material Breach within the thirty (30) calendar days as set forth herein. A Material Breach of this Agreement is one of the following: (i) Consultant’s willful failure or refusal to substantially perform the duties as requested pursuant to the terms of this Agreement; provided the Company shall have delivered a written notice to Consultant identifying the manner in which Consultant has failed or refused to substantially perform his duties and Consultant shall not have cured the Material Breach within thirty (30) calendar days following the Company’s delivery of such notice; or (ii) violation of any provision of Section 4 of this Agreement.

(iii) Automatic Termination After Eighteen (18) Months. Should the Agreement not be terminated prior to the Termination Date, then it shall automatically terminate and expire on the Termination Date.

b. Duties and Responsibilities. Solely at the request and sole discretion of the Company, Consultant agrees to perform various consulting services, including orderly transition of his prior duties and responsibilities as Chief Executive Officer and President of the Company to other management team members of the Company, and providing advice, coordination and assistance to the Company or its designated representatives on areas where Consultant can competently provide such advice, coordination and assistance; provided such consulting services shall not exceed twenty (20) hours within a one month period and the Company shall provide forty-eight (48) hour prior notice of any request for Consultant to show up at the Company’s or a third party’s offices. Consultant agrees that he will devote utmost knowledge and best skills and efforts to the performance of the duties and responsibilities requested of him and that he will remain loyal to the Company

c. Cooperation. Consultant agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints by any third party against the Company, unless under subpoena or other court or administrative order or legal process to do so. Consultant further agrees both to immediately notify the Company upon receipt of any court order, subpoena, or other legal discovery device that seeks or might require the disclosure or production of the existence or terms of this Agreement, and to furnish within six (6) business days of his receipt, a copy of such subpoena or legal discovery device to the

Company. In addition, Consultant will use reasonable efforts to cooperate with the Company in connection with any business matters in which he was involved or any existing or potential claims, investigations, administrative proceedings, lawsuits or other legal and business matters which arose during Consultant’s employment as reasonably requested by the Company.

2. Consideration. In exchange for the consulting services that Consultant will provide to the Company and the other promises set forth in this Agreement, the Consultant will be eligible to receive from the Company the following:

a. Monthly Cash Payment. Consultant will receive a cash payment of Forty Seven Thousand Two Hundred Fifty Dollars ($47,250.00) which shall be paid monthly for the period of the consultancy relationship. The first such payment shall be made the thirtieth (30th) day following the Separation Date, and such first payment shall include any payments attributable to Consultant’s services during such thirty (30)-day period. In the event either party terminates this Agreement prior to the Termination Date, Consultant shall then not be eligible for the additional compensation for which he otherwise would have been eligible under this Agreement for the remainder of the term, except as otherwise set forth in Section 1.a.(i). The Company shall have no obligation under such circumstances to continue the monthly payments provided for in Section 2 and all such payments from the Company to Consultant shall immediately cease, except as otherwise set forth in Section 1.a.(i).

b. Equity Awards. Consistent with the terms thereof, the Stock Appreciation Right Awards granted to Consultant and set forth in Appendix A vested pursuant to their original vesting schedules as set forth in Appendix A. Each such Stock Appreciation Right Award shall remain exercisable for the time period as set forth in Appendix A. Thereafter, each such Stock Appreciation Right Award shall be cancelled and cease to exist. For the avoidance of doubt, (i) Consultant shall not vest in or have rights to any Company equity awards following the Separation Date, including, without limitation, the restricted stock unit grants previously granted, (ii) all unvested Company equity awards shall cease to exist as of the Separation Date; and (iii) all vested Company equity awards, including, without limitation, those set forth in Appendix A, shall be cancelled and cease to exist if such vested Company equity awards are not exercised by September 16, 2017.

c. Retiree Health Benefits. Consultant will be eligible for a cash monthly stipend equal to one thousand two hundred twenty-six dollars ($1,283) (the “Stipend”), which is the approximate amount that represents the premium Consultant otherwise would have to pay to continue the Company sponsored retirement group medical and dental plans as applicable to Consultant and his spouse on the Separation Date. Consultant will be eligible to receive the monthly Stipend for eighteen (18) months at the same time as the payments in Section 2.a. of this Agreement are paid. Following the eighteen (18) month period for which Consultant is eligible for a Stipend, Consultant will continue to be eligible to participate in the Company’s retirement group medical and dental plans until Consultant is sixty five (65) years of age provided he pays the monthly premiums himself. Consultant, at age sixty five (65), will be eligible to participate in the Company’s supplemental medical benefits plan to supplement his primary medicare plan.

Consultant will be responsible for the monthly premiums for this supplemental plan in addition to his primary medicare plan. If no payment is due under paragraph 2.d. then Consultant shall not be eligible for any payments in this Section 2.c, and the Stipend will be forfeited.

d. Eligibility. Kakures’ eligibility for the consideration in this Agreement, including but not limited to the payments and benefits described in this Section 2, is conditioned on Kakures having timely delivered a signed copy of this Agreement to the Company and Kakures having not, thereafter, revoked his agreement to these terms during any applicable revocation period and on Kakures’ continued compliance with the terms of this Agreement.

3. Other Payments. Separate and apart from the payments set forth as consideration in Section 2 above, the parties agree to the following:

a. Effective as of the Separation Date, Kakures will be paid out all accrued but unused vacation as of the Separation Date.

b. In accordance with the Company’s 2016 Officer Cash Bonus Plan, Kakures will receive $506,606.00 based upon achievement of his 2016 personal annual priorities and corporate profitability bonus set forth in said plan.

d. Kakures agrees that there are no other benefits or payments to which he is entitled relating to his prior position as the Company’s Chief Executive Officer and President and his consultancy services hereunder.

4. Confidentiality and Fair Competition.

The Company seeks to place or retain Kakures in a position of special trust and confidence, and Kakures wishes to accept such with the Consultant relationship. Additionally, Kakures has previously served in a position of special trust and confidence, and has received Confidential Information (as defined below), inventions and discoveries, training and/or customer relationships and other goodwill during his employment. As a condition of the relationship, and to continue to protect Company Confidential Information (as defined below), inventions and discoveries, training and/or customer relationships and other goodwill, the parties agree as follows:

4.1. Duty of Loyalty. While serving as a Consultant with the Company, Kakures will avoid conflicts of interest, refrain from engaging in any activities that conflict with or are detrimental to the interests of the Company, comply with the Company’s policies, and promptly inform the Company of any business opportunities that are related to the Company’s lines of business.

4.2. Confidentiality and Business Interests. As used herein, “Confidential Information” refers to the Company’s trade secrets and any other legally protectable information that is maintained as confidential by the Company, and that is not authorized for disclosure to the public. The parties agree that, without limitation, some examples of the Company’s Confidential Information are: (a) McGrath Flywheel Book, Branch Reports, Quarterly and Semi Annual Business Diagnostic Pre-read Materials, Flash Reports, Sales Reports, Utilization Reports, and

Branch and Division operating plans; (b) internally created lists of customers, customer leads or prospects, customer contact information, customer history and analysis, and market analysis; internally created or maintained information concerning assessments of the Company’s employees and key contractor relationships; inventory lists and information regarding the locations of the Company’s equipment; and, the Company’s business plans, initiatives and strategies, non-public financial or operational records, and research and development information regarding new products or services not yet released to the public; and (c) information about the business affairs of third parties (including, but not limited to, clients and acquisition targets) that such third parties provide to the Company in confidence. Information intentionally disclosed or authorized for disclosure to the general public by the Company is not considered Confidential Information. The Company’s confidential exchange of information with a third party for business purposes will not remove it from protection under this Agreement. Kakures acknowledges that items of Confidential Information are the Company’s valuable assets and have economic value, actual or potential, because they are not generally known by the public or others who could use them to their own economic benefit and/or to the competitive disadvantage of the Company, and thus, should be treated as the Company’s trade secrets.

Kakures understands and agrees that the consideration set forth in Section 2 has material value and benefit, and that he would not be entitled to it unless he signed the Agreement. The Company agrees to provide Kakures the consideration in exchange for Kakures’ promise to abide by the restrictions in this Agreement. The foregoing is a fully enforceable ancillary agreement at the time made, but is contingent upon Kakures’ full compliance with the restrictions provided for in this Agreement. Continued receipt of the monthly financial consideration described in Section 2 of this Agreement is conditioned on Kakures’ agreement to, and continuing compliance with, the terms of this Agreement in a manner that does not result in a termination of this Agreement pursuant to Section 1 (ii) above.

4.3. Protective Covenants.

a. Kakures agrees not to engage in any unauthorized use or disclosure of the Company’s Confidential Information, customer relationships, or specialized training. Kakures agrees to use the authorizations, Confidential Information, and other benefits of his relationship with the Company to further the business interests of the Company. Kakures will not use Confidential Information or any document or record concerning the business and affairs of the Company (the “Company Record”) for any purpose without the prior written authorization of an officer of the Company, except that Kakures may use Confidential Information and the Company Records to perform Kakures’ duties as requested by the Company. Kakures will: (1) promptly notify the Company of any unauthorized use or disclosure of Confidential Information or the Company Records, or any other breach of this Agreement; (2) attempt in every reasonable way to prevent intentional or unintentional unauthorized use or disclosure of Confidential Information (by Kakures, any other individual, and/or entity); (3) assist the Company in every reasonable way to retrieve any Confidential Information or the Company Records that were used or disclosed (by Kakures, any other individual, and/or entity) without the specific prior written authorization of an officer of the Company; and (4) endeavor in every reasonable way to mitigate the harm caused to the Company by any unauthorized use or disclosure of Confidential Information.

b. Kakures’ use of Confidential Information and the Company Records shall cease immediately upon any of the following: end of the consultancy arrangement pursuant to this Agreement, or acceptance of employment by a Competing Business. Kakures will return all Company Records and copies of Confidential Information to the Company upon termination of the relationship, or earlier if so requested, and will not retain any such material or information. Kakures will permit the Company to inspect any materials to be removed from the Company’s offices if and when Kakures accepts other employment, or when Kakures’ consultancy arrangement ends. Kakures understands that he has no reasonable expectation of privacy with respect to materials and belongings brought by Kakures onto the Company premises.

c. Kakures agrees that if disclosure of Confidential Information or a Company Record is compelled by law, Kakures will give the Company as much written notice as possible under the circumstances, will refrain from use or disclosure for as long as the law allows, and will cooperate with the Company to protect such information, including taking every reasonable step to protect against unnecessary disclosure. Notice should be given to: Kay Dashner of the Company.

4.4 Additional Protective Covenants. Kakures agrees that the covenants below are (a) reasonable and necessary for the protection of legitimate business interests of the Company, (b) not against the public interest and (c) do not place an unreasonable burden upon the Kakures’ ability to earn a living.

a. “Covered Customer” is a customer (person or entity) of the Company or an Affiliate that Kakures had business-related contact or dealings with, or received Confidential Information about, in the Look Back Period. Covered Customers do not include a customer of the Company or an Affiliate who has fully and finally decided to cease doing business with the Company or the Affiliate due to no fault of Kakures or breach of this Agreement.

b. Kakures understands the following: (1) the Company is a diversified business to business rental company with the following rental divisions: TRS-RenTelco, Mobile Modular Management Corp., and Mobile Modular Portable Storage and the Company has two wholly-owned subsidiaries, Enviroplex, Inc., and Adler Tank Rentals; (2) TRS-RenTelco rents and sells electronic test equipment to a broad range of customers in North and South America and in the Asia Pacific Region; (3) Mobile Modular Management Corp. rents and sells modular buildings to a broad range of customers to fulfill temporary and permanent classroom and office space needs in California, Texas, Florida, North Carolina, Georgia, Virginia and Maryland; (4) Mobile Modular Portable Storage offers high security portable storage containers, portable offices, and office/storage combos for rent, lease, or purchase in California, Texas, North Carolina, Florida, New Jersey, New York, Georgia, Maryland, Virginia, and Illinois; (5) Enviroplex, Inc. is a major supplier and manufacturer of DSA-approved modular buildings to school districts, municipalities, churches and private entities throughout California; and (6) Adler Tank Rentals offers customers liquid containment solutions including environmental and industrial applications for storage of hazardous and non-hazardous liquids throughout the continental United States. For purposes of this Agreement, Conflicting Products and Services also include a product and/or service that is the same or similar in function or purpose to an Affiliate product and/or service, such that it would replace or compete with: a product and/or service such Affiliate provides to its customers; or a product or service that is under development or planning by such Affiliate, if Kakures solicited a Covered Customer to purchase such Affiliate’s product and/or service or received Confidential Information about the Affiliate’s product and/or service during the Look Back Period.

c. “Competing Activities” are any activities or services undertaken on behalf of a Competing Business that are the same or similar in function or purpose to those Kakures performed for the Company during the Look Back Period, or that are otherwise likely to result in the use or disclosure of Confidential Information. Competing Activities are understood to exclude: activities on behalf of an independently operated subsidiary, division, or unit of a diversified corporation or similar business that has common ownership with a competitor so long as the independently operated business unit does not involve a Conflicting Product or Service; and, a passive and non-controlling ownership interest in a competitor through ownership of less than 2% of the stock in a publicly traded company.

d. “Competing Business” is any person or entity engaged in the business of providing a Conflicting Product or Service in the North America, South America, and the Asia-Pacific Region.

e. “Restricted Area” is the geographic area (state, territory, parish, country or jurisdiction) where Kakures assisted the Company in marketing its products and/or services during the Look Back Period. The parties agree this is a reasonable geographic area restriction because it is limited to those areas where Kakures is expected to help the Company provide its products and services and receive and help analyze Confidential Information pertaining to such products and services. The parties agree that, at the time of execution of this Agreement, the Restricted Area includes the United States.

f. “Look Back Period” is the two (2) year period preceding the Separation Date.

g. “Affiliate” means Company’s successors in interest, affiliates (as defined in Rule 12b-2 under Section 12 of the Exchange Act of 1934, as amended), sister companies or divisions, subsidiaries, parents, purchasers, or assignees.

4.5 Restriction on Interfering with Company Relationships. Kakures agrees that for a period of eighteen (18) months following the Separation Date that runs concurrent with the term of this Agreement, he will not interfere with the Company’s business relationship with a Company employee, by: (a) soliciting or communicating with such an employee to induce or encourage him or her to leave the Company’s employ (regardless of who first initiates the communication); (b) helping another person or entity evaluate a Company employee as an employment candidate; or (c) otherwise helping any person or entity hire an employee away from the Company; unless a duly authorized Company officer gives Kakures written authorization to do so. Where required by law, the foregoing restriction will only apply to employees that worked in a facility that Kakures worked out of or supervised, or that Kakures received Confidential Information about, within the Look Back Period.

4.6 Restriction on Interfering with Customer Relationships. Kakures agrees that for a period of eighteen (18) months following the Separation Date that runs concurrent with the term of this Agreement, Kakures will not interfere with the Company’s business relationships with a Covered Customer by soliciting or communicating (regardless of who initiates the communication) with a Covered Customer to induce or encourage the Covered Customer to: (a) stop or reduce doing business with the Company or an Affiliate, or (b) to buy a Conflicting Product or Service. The parties agree this restriction is inherently reasonable because it is limited to the places or locations where the Covered Customer is doing business at the time.

4.7 Restriction Against Unfair Competition. Kakures agrees that for a period of eighteen (18) months following the Separation Date that runs concurrent with the term of this Agreement, Kakures will not participate in, supervise, or manage (as an employee, consultant, contractor, officer, owner, director, or otherwise) Competing Activities in the Restricted Area.

4.8 Survival of Restrictions. Kakures will advise any future employer of the restrictions in this Agreement before accepting new employment. All of the post-employment restrictions provided for in this Agreement shall survive Separation Date. All of the post-employment restrictions provided for in this Agreement (other than 4.4, 4.5, 4.6, 4.7 and this 4.8) shall survive the termination of Kakures’ consultant relationship with the Company.

4.10 Remedies. In the event of a breach or threatened breach of this Agreement, the prevailing party will be entitled to (i) an order of specific performance or declaratory relief, (ii) injunctive relief by temporary restraining order, temporary injunction, and/or permanent injunction, (iii) damages, (iii) attorney’s fees and costs incurred in obtaining relief, and (iv) any other legal or equitable relief or remedy allowed by law. One Thousand Dollars ($1,000.00) is the agreed amount for the bond to be posted if an injunction is sought by either party to enforce the terms of this Agreement.

4.11 Resolution of Rights Regarding Confidential Information and Goodwill. Kakures has received Confidential Information and/or developed business goodwill with customers through, or in the course of, past association with the Company or an Affiliate. The nature and scope of restrictions, necessary to protect the parties’ interests related to these past events, is unresolved. The parties agree that an important purpose of this Agreement is to resolve such uncertainties and to settle such disputes and provide a set of predictable boundaries upon which they may rely to avoid future disputes over what jobs or conduct will result in misappropriation of Confidential Information, conversion of customer goodwill, or similar irreparable harm.

5. Access to Company Computers. Kakures’ access to Company computers and other resources or property as an officer and director of the Company ended as of the Separation Date; except that Kakures will continue to have access to his Company email account. The Company will provide Consultant other Company access as needed to perform services the Company requests under this Agreement. Consultant understands that unauthorized access to the Company computers without the Company’s consent is strictly prohibited by law and may result in civil or criminal penalties against Consultant, provided, however, that Consultant’s access to his Company email account will not constitute unauthorized access.

6. Return of Company Property. As a condition of his eligibility for any payments and benefits in Section 2, Kakures warrants that as of the Separation Date, he has returned or will return any and all Company property in his possession. To the extent Consultant is provided any

Company property to perform consulting services under this Agreement, upon termination of Consultant’s services, Consultant will: (i) return to the Company any and all property in Consultant’s possession which belongs to the Company; (ii) immediately return to the Company any and all Confidential Information in any form that it is stored in and will not retain copies of such information; and, (iii) if requested to do so by the Company, Consultant will shall turn over to the Company for the Company’s inspection, any storage devices such as cell phones, laptops, or computers identified by Consultant or the Company as items Consultant has used or is reasonably believed to have used to conduct Company business or to store any information related to the Company’s business so that the Company can inspect the device and insure that all Company materials have been returned and not copied or retained in violation of this Agreement. Thereafter, any continued possession of Confidential Information and other Company property will be deemed to be unauthorized. Notwithstanding the foregoing, nothing herein shall prohibit Consultant from maintaining and retaining records pertaining to the nature of Consultant’s services, expenses incurred, and/or fees charged and paid, to the extent such business records regarding services provided must be maintained by Consultant for legally mandated recordkeeping purposes such as tax reporting.

7. No Authority To Bind The Company. Consultant shall have no apparent, actual or implied authority to pledge the credit of the Company, its Affiliates or any of its other employees, to bind the Company or its Affiliates under any contract, agreement, note, mortgage or otherwise to release or discharge any debt due to the Company or its Affiliates.

8. Consultant Status. Nothing in the Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between the Company and Consultant. The Company is not obligated to and will not: (i) withhold FICA (Social Security), state or federal income tax from payments made to Consultant pursuant to this agreement; (ii) make state or federal unemployment insurance contributions or disability insurance contributions for payments made pursuant to this agreement; (iii) obtain workers’ compensation insurance; or (iv) make payments to third parties on behalf of Consultant. Consultant agrees that Consultant is not an agent, representative or employee of the Company. Consultant represents that Consultant has no other commitments or agreements with any other person or entity that will hinder or interfere with Consultant’s performance of the Services under this Agreement, and shall not enter into any such conflicting commitments or agreements. Consultant’s performance under this Agreement will be conducted with due diligence and in full compliance with the highest standards of practice in the industry and the Company’s Code of Conduct. The Company shall issue a Form 1099 to Consultant for consulting services rendered, and Consultant shall be solely responsible for all taxes and withholdings required by applicable law with respect to any and all consulting fees he receives pursuant to this Agreement.

Consultant will not be considered an employee with regard to any laws concerning Social Security, disability insurance, unemployment compensation, federal, state or local income tax withholding at local source or any other laws, regulations or orders relating to employees. Accordingly, Consultant agrees to discharge all obligations imposed upon him as an independent contractor by all applicable federal, state, or local laws, regulations or orders now or hereafter in force, including, without limitation, those relating to federal, state and local income taxes and worker’s compensation and including the filing of all returns and reports, and the payment of all assessments, taxes and other sums required of an independent contractor. Consultant shall comply with any and all licensing requirements relating to being an independent contractor, including any business licenses, and shall supply the Company with a duly executed IRS Form W-9 on or prior to the commencement of services. However, such services are subject to the request and approval of the Company and shall be subject to the Company’s general right of supervision to secure the satisfactory performance thereof. Consultant agrees that he shall comply with all applicable federal, state and local laws, rules and regulations in connection with performing consulting services to the Company.

9. Indemnification of Liability. Consultant will indemnify the Company against any claims, damages, liabilities and expenses of any kind arising out of or in connection with Consultant’s failure to discharge his obligations as an independent contractor. Consultant hereby agrees to indemnify, defend and hold the Company and its current and former employees, officers, directors, attorneys, insurance companies, parents, subsidiaries, affiliates, divisions, successors, assigns and related entities harmless from and against any and all liabilities, damages, judgments, demands, obligations, losses, claims, costs and expenses including, but not limited to, attorneys’ fees and demands arising from injuries or death of persons and damage to property, which arise from or are connected with or caused or claimed to be caused by any tortious act, fraud, gross negligence or willful misconduct of Consultant in performing the obligations undertaken in this Agreement. Notwithstanding the foregoing, the obligations and protections included in Section 8.1 of the indemnification agreement between the Company and Kakures, executed in 2001 (the “Indemnification Agreement”), remains in full force and effect. Kakures’ rights under the Indemnification Agreement will continue for any action taken or not taken while serving in an indemnified capacity pertaining to an Indemnifiable Event (as defined in the Indemnification Agreement).

10. Waiver of Benefits. Consultant agrees that Consultant shall not be eligible to participate and shall not participate in any benefits provided by the Company for its employees. Consultant acknowledges that the employee benefit plans and benefits of the Company do not apply to Consultant and Consultant hereby waives any rights to benefits under any employee benefit plans of the Company.

11. Mutual Release.

a. In return for this payment and the other consideration offered to Consultant under this Agreement, Consultant, for himself and his spouse or partner, heirs, executors, representative and assigns, forever releases from and agrees not to file against, the Company and its current and former employees, officers, directors, attorneys, insurance companies, parents, subsidiaries, affiliates, divisions, successors, assigns and related entities any and all claims, actions, and causes of action which Consultant has or might have concerning his/her employment with the Company or the termination of employment, up to the date of the signing of this Agreement, and agrees to execute a similar release of claims in favor of the Company at the end of the Term. All such claims are forever barred by this Agreement and without regard as to whether those claims are based upon any alleged breach of contract or covenant of good faith and fair dealing; any alleged employment discrimination or other unlawful discriminatory acts, including claims under Title VII, the Americans with Disabilities Act, the Employee Retirement Income Security Act and the Age Discrimination in Employment Act; claims under the California Fair Employment and Housing Act, CAL. GOV’T CODE §§ 12900 et seq.; any

alleged tortious act resulting in physical injury, emotional distress, or damage to reputation or other damages; or any other claim or cause of action as of the date of the signing of this Agreement regardless of the forum in which it might be brought, if any, and including but not limited to any claim arising from or in any way connected with his/her employment with the Company and the termination thereof, including Consultant ’s hiring, work assignments, working conditions, compensation, bonuses, commissions, expenses, evaluations, discipline, and the cessation of his/her employment, any claim of discrimination, retaliation, violation of public policy, wrongful termination, all possible discharge or constructive discharge claims including claims under state law exceptions to the employment-at-will doctrine, tortious conduct, and/or breach of contract (express or implied), any offer of employment letter, employee manual or handbook, or written employment agreement; other federal, state or local employment opportunity laws, ordinances, orders or regulations; all tort, intentional tort, and contract (express or implied) claims; any claims of negligence; any claims that this Agreement was procured by fraud or signed under duress or coercion so as to make the Agreement not binding, including all claims that were or could have been brought, which he/she has, might have, or might claim to have for any and all injuries, harm, damages, penalties, costs, losses, expenses, attorneys’ fees, and/or liability or other detriment, if any, whenever incurred, suffered, or claimed by Consultant through the date of this Agreement. Consultant agrees that this Agreement includes a release of any statutory claims, negligence or other tort claims, contractual claims, wrongful discharge claims, breach of public policy claims, and claims of discrimination or retaliation of every possible kind that Consultant may have against the Company. Consultant also agrees that he releases any claim that his March 10, 2009 Proprietary Information Agreement is in any way unenforceable, invalid, or unsupported by consideration and agrees not to contest the enforceability of those restrictions.

b. In return for Consultant’s agreement to provide the consultancy services during the transition period, subject to applicable law restrictions and subject to the restrictions set forth in the Indemnification Agreement, the Company forever releases from and agrees not to file against Consultant any and all claims, rights, actions, causes of action, obligations, debts, interest, damages, claims, losses, penalties, forfeitures, liabilities, costs, attorneys’ fees, and demands of any nature, whether arising n law or in equity, arising out of or relating to any acts or omissions which the Company has or might have concerning Consultant’s past employment with the Company as its Chief Executive Officer and President up to the Separation Date, except for claims for tort, intentional tort, fraud, intentional misrepresentation and breach of fiduciary duties. The Company is not currently aware of any tortious act, fraud, intentional misrepresentation or breach of fiduciary duties by Consultant while he was the Company’s Chief Executive Officer and President prior to the Separation Date. For the avoidance of doubt, this release of claims does not apply to Consultant’s prior position as a member of the board of directors of the Company.

c. Consultant acknowledges and agrees that the Company has made no representations or warranties regarding the tax consequences of any amounts paid by the Company to Consultant pursuant to this Agreement. Consultant agrees to pay all federal or state taxes owed by Consultant, if any, which are required by law to be paid with respect to the payments herein. Consultant further agrees to indemnify and hold the Company harmless from any taxes owed by Consultant, including interest or penalties owed by Consultant, on account of this Agreement. Consultant further agrees to reimburse the Company for any attorney’s fees and costs incurred by the Company as a result of having to obtain indemnification under this Agreement.

d. This Agreement does not prohibit Consultant from filing a charge, including a challenge to the validity of this Agreement, or participating in any investigation or proceeding conducted with the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), and/or any federal, state or local agency. Notwithstanding the foregoing, Consultant hereby waives any and all rights to recover any relief, including but not limited to, monetary damages, reinstatement, or any other relief in any charge, complaint or lawsuit filed by him or by anyone else on his behalf, except with the NLRB, Securities and Exchange Commission or anywhere else such a waiver is prohibited. This Agreement does not prohibit Consultant from filing or pursuing a claim for workers’ compensation or unemployment insurance, or any other claim that cannot be legally waived under federal or state law.

e. Consultant and the Company expressly agree to waive all rights afforded by Section 1542 of the California Civil Code (“Section 1542”) with respect to any released parties. Section 1542 states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Each party may consciously intend these consequences even as to claims for damages that may exist as of the date this Agreement is executed that it does not know exist, and which, if known, would materially affect the party’s decision to execute this Agreement, regardless of whether the lack of knowledge is the result of ignorance, oversight, error, negligence or any other cause.

f. Consultant agrees not to, directly or indirectly, make any negative or disparaging oral or written statements concerning the Company and its current and former employees, officers, directors, attorneys, insurance companies, parents, subsidiaries, affiliates, divisions, successors, assigns and related entities. The Company agrees that it will not, directly or indirectly, make any negative or disparaging oral or written statements concerning Consultant.

g. Nothing in this Agreement prohibits Consultant from reporting an event that Consultant reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency (such as the Securities and Exchange Commission or Department of Justice), requires Consultant to notify or get permission from the Company before doing so, or prohibits cooperating in an investigation conducted by such a government agency. This may include a disclosure of trade secret information provided that it complies with the Defend Trade Secrets Act of 2016 (DTSA). The DTSA provides that (1) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (i) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document contain the trade secret under seal, and does not disclose the trade secret, except as permitted by court order. The foregoing shall not be deemed to authorize or limit liability for an act by Consultant that would otherwise be illegal absent this Agreement such as unlawful access of material by unauthorized means or theft of Company property.

12. Consultant agrees that the payment and other consideration in this Agreement shall constitute the entire amount of monetary consideration provided to him under this Agreement and that he will not seek any further compensation for any other claimed damages, costs or attorneys’ fees in connection with the matters encompassed by this Agreement. Consultant represents and acknowledges the following: (1) he has received all compensation due to him as a result of the services he performed for the Company to the Separation Date, and that the Company does not owe him any wages, commissions, bonuses, sick pay, disability leave pay, family leave pay, severance pay, vacation pay, paid time off, or any other compensation, benefit, payment or remuneration of any kind or nature, except for vested benefits under any ERISA plan to which he may be entitled, (2) he has reported to the Company any and all work-related injuries incurred by him during his employment by the Company, and (3) he provided the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company or any released person or entity.

13. Consultant understands that:

a. He has up to twenty-one (21) days in which to consider signing this Agreement, but he can choose in his discretion to sign earlier;

b. He has carefully read and fully understands all of the terms of the Agreement;

c. He is, through this Agreement, releasing the Company from any and all claims he may have against it, including under the Age Discrimination in Employment Act of 1967;

d. He knowingly and voluntarily agrees to all of the terms set forth in this Agreement;

e. He knowingly and voluntarily intends to be legally bound by this Agreement;

f. He was advised and hereby is advised in writing to consult with an attorney of his choice prior to signing this Agreement;

g. He understands that rights or claims under the Age Discrimination in Employment Act of 1967 that may arise after the date this Agreement is signed are not waived; and

h. He has a full seven (7) days after he signs this Agreement to revoke it and he has been and hereby is advised in writing that this Agreement will not become effective or enforceable until that seven (7) day revocation period has expired and Consultant has not revoked the Agreement. Consultant may revoke this Agreement for a period of seven (7) days following the day he executes it (the “Revocation Period”) by submitting the revocation in writing to Kay Dashner at McGrath RentCorp, 5700 Las Positas Road, Livermore, CA 94551. The revocation must be personally delivered to Kay Dashner, or mailed to Kay Dashner and postmarked within seven (7) days of execution of this Agreement.

14. Severability, Waiver, Modification, Assignment, Governing Law.

a. It is the intention of the parties that if a court determines that a restriction provided for herein cannot be enforced as written due to over breadth (such as time, scope of activity, or geography) within that court’s jurisdiction, the court will (for purposes of that jurisdiction) enforce the restrictions to such lesser extent as is allowed by law and/or reform the restriction where such is necessary to make it enforceable to protect the Company’s legitimate business interests. If, despite the foregoing, any provision contained in this Agreement is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision that was determined to be void, illegal, or unenforceable had not been contained herein.

b. If either party waives his or its right to pursue a claim for the other’s breach of any provision of the Agreement, the waiver will not extinguish that party’s right to pursue a claim for a subsequent breach.

c. The Agreement may not be waived, modified, altered or amended except by written agreement of all parties or by court order.

d. The Agreement will inure to the benefit of the Company’s subsidiaries and Affiliates and may be enforced by any one or more of same, without need of any further authorization or agreement from Kakures.

e. The parties agree that all benefits and obligations under this Agreement in favor of Kakures shall continue notwithstanding any merger, acquisition, or other change in control event involving the Company.

f. The laws of California shall govern this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

15. Arbitration. Any controversy, dispute or claim arising out of or relating to this Agreement or breach thereof, or otherwise relating to Consultant’s engagement and business relationship with the Company, shall first be settled through good-faith negotiation. If the dispute cannot be settled through negotiation, the parties agree to attempt in good faith to settle the dispute by mediation administered by JAMS and paid by the Company. If the parties are unsuccessful at resolving the dispute through mediation, the parties agree to arbitration administered by JAMS pursuant to its Comprehensive Arbitration Rules & Procedures, which the Parties have reviewed to the extent they deem appropriate. Notwithstanding any contrary statement in such JAMS rules, however, the Company shall pay the costs of the arbitrator and other costs unique to the arbitration process. The prevailing party shall be entitled to recover attorneys’ fees and costs. Each and every one of the Company’s shareholder(s), subsidiaries, directors, officers, employees, and other agents is expressly designated a beneficiary of the agreement to arbitrate provided by this Section 15. Judgment on an arbitration award may be entered either in San Francisco Superior Court or the U.S. District Court for the Northern District of California. The parties acknowledge that this Section 15 was individually and freely negotiated by sophisticated parties represented by counsel and they accordingly waive any right to dispute its validity or enforceability on the grounds of procedural or substantive unconscionability.

16. No Tax Advice Provided or Liability Assumed By the Company. Consultant acknowledges and agrees that the Company has not made any representations to him regarding the tax consequences of, or given him any financial advice with respect to, any amounts received by him pursuant to this Agreement. Employer shall not be liable for any losses or penalties incurred by Consultant in connection with the taxation of any payments or benefits pursuant to this Agreement, including without limitation pursuant to the tax code, or any other laws or regulations.

17. Entire Agreement. Consultant acknowledges receipt of this Agreement and agrees that this Agreement constitutes the entire and final agreement between Consultant and the Company concerning the subject matter of this Agreement, and supersedes any previous oral or written communications, representations, understandings or agreements between Consultant and the Company or any officer or agent concerning the subject matter of this Agreement. However, this provision does not apply to (i) the March 10, 2009 Proprietary Information Agreement, which shall continue in effect and which shall be read to provide the Company the broadest protections possible under the law and (ii) the Indemnification Agreement in accordance with Section 9 of this Agreement. Consultant understands and agrees that no representative of the Company has been authorized to enter into any agreement or commitment with Consultant that is inconsistent in any way with the terms of this Agreement.

18. Voluntary and Knowing. Consultant has carefully read this entire Agreement. Consultant acknowledges that he has consulted with his own legal counsel with respect to the matters referenced in this Agreement, and that he has obtained and considered the advice of such legal counsel as he deems necessary or appropriate, such that Consultant voluntarily and freely enters into this Agreement.

ACCEPTED AND AGREED:

Dated: March 16, 2017	/s/ Dennis C. Kakures
Dennis C. Kakures

Dated: March 16, 2017	/s/ Ronald Zech
Ronald Zech, Chairman of the Board of Directors
APPROVED AS TO FORM:
COUNSEL FOR DENNIS C. KAKURES

Dated: March 16, 2017	/s/ Donna M. Rutter
Donna M. Rutter, Rutter Law Group

COUNSEL FOR MCGRATH RENTCORP

Dated: March 16, 2017	/s/ Jaclyn Liu
Jaclyn Liu, Morrison & Foerster LLP

Appendix A

SAR Award Number	SAR Grant Date	SAR Vesting Commencement Date	SAR Last Vesting Date	SAR Post-Termination Exercise Period Expiration Date
1458	02/25/2013	02/25/2013	02/25/2017	September 16, 2017
1563	03/03/2014	03/03/2014	03/03/2017	September 16, 2017
1565	03/02/2015	03/02/2015	03/02/2017	September 16, 2017
1624	02/29/2016	03/1/2016	03/01/2017	September 16, 2017